Exhibit 99.1

Consolidated Water Reports 2018 Results; Total Revenues up 11% to $65.7 million, Net Income up 84% to $11.3 million

Company Announces Record and Meeting Dates for Annual Shareholders’ Meeting

GEORGE TOWN, Cayman Islands, March 18, 2019 -- Consolidated Water Co. Ltd. (Nasdaq Global Select Market: CWCO), a leading developer and operator of seawater desalination plants, reported results for the year ended December 31, 2018. All annual comparisons are to the previous year unless otherwise noted.

2018 Financial and Operational Highlights

•	Total revenues increased 11% to $65.7 million, driving gross profit up 11% to $26.7 million.

•	Net income attributable to Consolidated Water stockholders increased 84% to $11.3 million.

•	Dividend payments amounted to $5.1 million for the year ended December 31, 2018.

•	Completed capital improvements to the Windsor plant on New Providence Island in the Bahamas designed to meet performance guarantees through August 2033.

•	Advanced the company’s development project in Rosarito, Baja California, Mexico involving the construction and operation of a major seawater desalination plant and distribution pipeline. Designed to produce 100 million gallons per day of potable water, the plant is expected to be the largest of its kind in the Western Hemisphere and will secure drinking water supplies for the coastal region of Baja California for the next 40 years.

Management Commentary

"2018 was a great year for Consolidated Water, as we realized revenue and gross profit growth in each segment of our business, especially in our Cayman and Bahamian operations, which improved our profitability,” said company president and CEO, Rick McTaggart.

“Our momentum continued into the new year, as we obtained a new combined water supply agreement from the Water-Authority Cayman for the operation of the North Sound and Red Gate plants in the Cayman Islands,” continued McTaggart. “In February, we completed the expansion of the water production and storage capacity of the Abel Castillo Water Works plant in Grand Cayman. We made further headway with the Rosarito project, securing bank approval for more than $200 million of the required financing. We also recently completed the sale of our Belize operations for $7 million, and we were able to repatriate more than $12 million in total in cash from Belize. We plan use these funds to support our growth initiatives.

“In 2019, we expect to develop new business opportunities both within our existing service areas and in new markets. We see our U.S. manufacturing operations continuing to grow and diversify our revenue streams and expect to maintain the world-class operating efficiencies of our water production and distribution systems by continuing to follow our highly-effective equipment maintenance and water loss mitigation programs. There are many water-scarce countries in the Caribbean and other select markets where we believe we can have a positive impact on their development by providing essential water supplies that support regional economies and improve the quality of life in local communities.”

2018 Financial Summary

Total revenues for the full year of 2018 were $65.7 million, up 11% compared to the $59.4 million in 2017. The increase was driven by an improvement in revenues across all of the company’s operating segments, which includes retail, bulk, services and manufacturing.

Gross profit for the full year of 2018 was $26.7 million, up 11% from $24.0 million in 2017.

Net income attributable to Consolidated Water stockholders for 2018 was $11.3 million or $0.75 per fully diluted share, up 84% from $6.1 million or $0.41 per fully diluted share in 2017.

Net income and diluted EPS for the full year of 2018 and 2017 included operating expenses of $2.9 million and $3.0 million, respectively, related to development costs for the Rosarito desalination plant.

The substantial rise in net income for 2018 as compared to 2017 reflects an improvement in income from operations of approximately $5.7 million. This was due in part to impairment losses recorded in 2017 that exceeded that recorded in 2018 by nearly $3 million, as well as the litigation settlement received by OC-BVI in September 2018. The settlement was the primary reason for the incremental aggregate income (i.e. earnings and profit sharing) from this equity investment of nearly $2.3 million.

Cash and cash equivalents totaled $31.3 million as of December 31, 2018, as compared to $45.5 million as of December 31, 2017. The decrease was the result of increases in accounts receivable as well as capital expenditures related to the refurbishment of the Windsor plant in the Bahamas and, to a lesser extent, retail operations in Grand Cayman.

Segment Results

	Year Ended December 31, 2018
	Retail	Bulk	Services	Manufacturing	Total
Revenues	$25,621,048	$31,031,287	$1,811,372	$7,256,150	$65,719,857
Cost of revenues	11,011,456	21,551,383	1,503,034	4,911,697	38,977,570
Gross profit	14,609,592	9,479,904	308,338	2,344,453	26,742,287
General and administrative expenses	12,029,646	1,301,042	2,889,703	2,489,028	18,709,419
Loss on asset dispositions and impairments, net	12,263	-	41,180	3,331	56,774
Income (loss) from operations	$2,567,683	$8,178,862	$(2,622,545)	$(147,906)	7,976,094
Other income, net					2,740,064
Income before income taxes					10,716,158
Benefit from income taxes					(157,291)
Net income from continuing operations					10,873,449
Income from continuing operations attributable to non-controlling interests					695,787
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					10,177,662
Net income from discontinued operations					1,115,825
Net income attributable to Consolidated Water Co. Ltd. stockholders					$11,293,487

	Year Ended December 31, 2017
	Retail	Bulk	Services	Manufacturing	Total
Revenues	$23,225,066	$28,682,113	$469,347	$6,990,496	$59,367,022
Cost of revenues	10,372,199	19,562,503	469,797	4,963,962	35,368,461
Gross profit	12,852,867	9,119,610	(450)	2,026,534	23,998,561
General and administrative expenses	11,884,659	1,108,158	3,043,078	2,646,504	18,682,399
Loss on asset dispositions and impairments, net	1,640,158	-	-	1,400,000	3,040,158
Income (loss) from operations	$(671,950)	$8,011,452	$(3,043,528)	$(2,019,970)	2,276,004
Other income, net					1,526,358
Income before income taxes					3,802,362
Benefit from income taxes					(888,977)
Net income from continuing operations					4,691,339
Loss from continuing operations attributable to non-controlling interests					(411,489)
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					5,102,828
Net income from discontinued operations					1,041,234
Net income attributable to Consolidated Water Co. Ltd. stockholders					$6,144,062

Revenues earned by major geographic region were:

	Year ended December 31,
	2018	2017
Cayman Islands	$34,623,925	$30,218,830
Bahamas	23,241,361	21,528,494
Indonesia	153,233	159,856
USA	7,256,150	6,990,496
Revenues earned from management services agreement with OC-BVI	445,188	469,346
	$65,719,857	$59,367,022

Outlook

The company traditionally sells more water on Grand Cayman during the first and second quarters of the year when the number of tourists visiting its areas of operation is typically greater and local rainfall is less as compared to the back half of the year. For 2019, the company sees this trend continuing, and anticipates a seasonally stronger first half of the year due to favorable tourism activity.

Annual General Meeting of Shareholders

The company announced that it has set May 21, 2019 as the date of its annual meeting of shareholders to be held at 10:00 a.m. local time at the Westin Hotel on Seven Mile Beach in Grand Cayman. Holders of record of the company’s stock as of March 19, 2019 will be entitled to vote at the meeting.

Conference Call

Consolidated Water management plans to host a call later today to discuss its fourth quarter and full year 2018 results, followed by a question and answer period.

Date: Monday, March 18, 2019

Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)

Toll-free dial-in number: 1-844-875-6913

International dial-in number: 1-412-317-6709

Conference ID: 10129400

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 1:00 p.m. Eastern time on the same day through March 25, 2019, as well as available for replay via the Investors section of the Consolidated Water website at www.cwco.com.

Toll-free replay number: 1-877-344-7529

International replay number: 1-412-317-0088

Replay ID: 10129400

About Consolidated Water Co. Ltd.
Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where there are scarce amounts of naturally occurring potable water. The company operates facilities in the Cayman Islands, British Virgin Islands, The Bahamas, and Indonesia. It also manufactures and services a wide range of water-related products, and provides design, engineering, management, operating and other services applicable to commercial water production, supply and treatment. The company also manufactures and services a wide range of products and provides design, engineering, management, operating and other services applicable to commercial and municipal water production, supply and treatment, and industrial water and wastewater treatment in the United States. For more information, visit www.cwco.com.

Consolidated Water Investor Relations Contact
Ron Both, CMA
Tel (949) 432-7566
CWCO@cma.team

Cautionary Note Regarding Forward-Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "intend", "expect", "should", "will" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the company's products and services in the marketplace, changes in its relationships with the governments of the jurisdictions in which it operates, the outcome of its negotiations with the Cayman government regarding a new retail license agreement, its ability to successfully secure contracts for new water projects, including the project under development in Baja California, Mexico, its ability to develop and operate such projects profitably, its ability to renew existing bulk water supply contracts, its ability to collect its delinquent accounts receivable in the Bahamas, and its ability to manage growth and other risks detailed in the company's periodic report filings with the Securities and Exchange Commission. Except as otherwise required by law, the company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

CONSOLIDATED WATER CO. LTD.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2018	2017
ASSETS
Current assets
Cash and cash equivalents	$31,337,477	$45,482,966
Accounts receivable, net	24,228,095	14,687,078
Inventory	2,232,721	1,583,553
Prepaid expenses and other current assets	1,035,796	1,069,743
Current portion of loans receivable	734,980	1,400,448
Costs and estimated earnings in excess of billings	835,669	238,435
Current assets of discontinued operations	1,959,494	2,229,174
Total current assets	62,364,232	66,691,397
Property, plant and equipment, net	58,880,818	49,683,771
Construction in progress	6,015,043	1,823,284
Inventory, non-current	4,545,198	4,462,961
Loans receivable	-	734,980
Investment in OC-BVI	2,584,987	2,783,882
Goodwill	8,003,568	8,003,568
Land and rights of way held for development	24,161,024	21,505,675
Intangible assets, net	1,891,667	3,231,667
Other assets	2,123,999	4,492,835
Long-term assets of discontinued operations	1,945,062	2,066,875
Total assets	$172,515,598	$165,480,895

LIABILITIES AND EQUITY
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$4,570,641	$3,548,965
Accrued compensation	1,286,468	1,015,662
Dividends payable	1,286,493	1,281,612
Note payable to related party	-	686,000
Billings in excess of costs and estimated earnings	109,940	1,258
Current liabilities of discontinued operations	646,452	1,097,821
Total current liabilities	7,899,994	7,631,318
Deferred tax liability	659,874	1,024,893
Other liabilities	199,827	803,307
Total liabilities	8,759,695	9,459,518
Commitments and contingencies
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares; issued and outstanding 34,796 and 33,488 shares, respectively	20,878	20,093
Class A common stock, $0.60 par value. Authorized 24,655,000 shares; issued and outstanding 14,982,906 and 14,918,869 shares, respectively	8,989,744	8,951,321
Class B common stock, $0.60 par value. Authorized 145,000 shares; none issued	-	-
Additional paid-in capital	87,211,953	86,405,387
Retained earnings	59,298,161	53,105,196
Cumulative translation adjustment	(549,555)	(549,555)
Total Consolidated Water Co. Ltd. stockholders' equity	154,971,181	147,932,442
Non-controlling interests	8,784,722	8,088,935
Total equity	163,755,903	156,021,377
Total liabilities and equity	$172,515,598	$165,480,895

CONSOLIDATED WATER CO. LTD.

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2018	2017
Retail revenues	$25,621,048	$23,225,066
Bulk revenues	31,031,287	28,682,113
Services revenues	1,811,372	469,347
Manufacturing revenues	7,256,150	6,990,496
Total revenues	65,719,857	59,367,022

Cost of retail revenues	11,011,456	10,372,199
Cost of bulk revenues	21,551,383	19,562,503
Cost of services revenues	1,503,034	469,797
Cost of manufacturing revenues	4,911,697	4,963,962
Total cost of revenues	38,977,570	35,368,461
Gross profit	26,742,287	23,998,561
General and administrative expenses	18,709,419	18,682,399
Loss on asset dispositions and impairments, net	56,774	3,040,158
Income from operations	7,976,094	2,276,004

Other income (expense):
Interest income	663,197	380,563
Interest expense	(8,427)	(5,722)
Profit-sharing income from OC-BVI	654,075	46,575
Equity in the earnings of OC-BVI	1,798,280	127,802
Net unrealized gain (loss) on put/call options	(256,000)	960,000
Other	(111,061)	17,140
Other income, net	2,740,064	1,526,358
Income before income taxes	10,716,158	3,802,362
Benefit from income taxes	(157,291)	(888,977)
Net income from continuing operations	10,873,449	4,691,339
Income (loss) from continuing operations attributable to non-controlling interests	695,787	(411,489)
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders	10,177,662	5,102,828
Net income from discontinued operations	1,115,825	1,041,234
Net income attributable to Consolidated Water Co. Ltd. stockholders	$11,293,487	$6,144,062

Basic earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$0.68	$0.34
Discontinued operations	$0.07	$0.07
Basic earnings per share	$0.75	$0.41

Diluted earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$0.68	$0.34
Discontinued operations	$0.07	$0.07
Diluted earnings per share	$0.75	$0.41

Dividends declared per common share	$0.34	$0.31

Weighted average number of common shares used in the determination of:
Basic earnings per share	14,962,760	14,896,944
Diluted earnings per share	15,074,147	15,006,681